UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-A/A

Amendment No. 1 to
Registration Statement on Form 8-A

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

REHABCARE GROUP, INC.
(Exact name of Company as specified in its charter)

Delaware	001-14655	51-0265872
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7733 Forsyth Boulevard
Suite 2300
St. Louis, Missouri	63105
(Address of principal executive offices)	(Zip Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Preferred Share Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  [  ]

Securities Act registration statement file number to which this form relates:    N/A

Securities registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

Reference is made Item 1 of the Registration Statement on Form 8-A of Rehabcare Group, Inc. (the “Company”) filed with the Securities and Exchange Commission September 25, 2002 relating to the distribution by the Company of one preferred share purchase right (a “Right”) for each outstanding share of the Company’s common stock (par value $0.01 per share) pursuant to the rights agreement (the “Rights Agreement”), dated as of August 28, 2002, by and between the Company and Computershare Trust Company, Inc. (now known as Computershare Trust Company, N.A.), as Rights Agent (the “Rights Agent”).

On April 1, 2010, the Company and the Rights Agent entered into an amendment (the “Amendment”) to the Rights Agreement, to be effective on April 1, 2010.  Pursuant to the Amendment, the Final Expiration Date of the Rights (each as defined in the Rights Agreement) was advanced from October 1, 2012 to April 1, 2010.  As a result of the Amendment, as of April 1, 2010, the Rights will no longer be outstanding and will not be exercisable.

Item 3.	Exhibits.

See Exhibit Index immediately following the signature to this Amendment No. 1 to Registration Statement on Form 8-A.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: April 2, 2010	REHABCARE GROUP, INC.

By:	/s/Jay W. Shreiner
Name:	Jay W. Shreiner
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Description

4.1
Amendment dated April 1, 2010 to Rights Agreement dated as of August 28, 2002, by and between RehabCare Group, Inc. and Computershare Trust Company, Inc. (now known as Computershare Trust Company, N.A.), as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 2, 2010.

4